Exhibit 99.1

Uranium Resources Inc. Welcomes New Board Member

New Mexico Oil & Gas Association President brings broad energy experience to Board of URI

LEWISVILLE, Texas--(BUSINESS WIRE)--January 20, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (URI) a uranium exploration, development and production company, announced today the appointment of Robert (Bob) Gallagher to the Company’s Board of Directors. Mr. Gallagher is President of the New Mexico Oil & Gas Association (NMOGA), an association that promotes education and understanding of the oil and gas and other extraction industries vital to enhancing the future of the state.

Mr. Gallagher’s vast experience in the public and private sector includes a Presidential appointment as Senior Advisor for Oil & Gas to the Secretary of Energy during the Clinton Administration. He also served as City Manager of Hobbs, New Mexico, from 1986 to 1994, leaving city government for an executive position with a private oil service company.

“Bob brings a vast amount of knowledge and experience on issues in the domestic and New Mexico energy industry,” commented Paul K. Willmott, Executive Chairman of the Board. “His experience on many levels will assist URI in moving forward with our future plans in the Grants Mineral Belt. His addition to the Board strengthens our base in New Mexico, and we believe Bob will be extremely effective in assisting in our efforts.”

Mr. Gallagher commented, “I believe nuclear power is an additional needed power source for this country and domestically-sourced uranium is most abundant in New Mexico. Serving on URI’s board gives me the opportunity to apply my knowledge of the state and the energy industry while addressing the power requirements of the U.S. I am honored to have been selected to be a part of this dynamic business.”

Mr. Gallagher, a graduate of New Mexico State University, is a board member of the Rio Rancho Economic Development Corporation and is the former chairman of the Board of Regents for New Mexico State University.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and NRC license to produce up to 3 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Kei Advisors LLC
Investor:
Deborah K. Pawlowski/James M. Culligan
716-843-3908/ 716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Uranium Resources, Inc.
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer